August 2009

Pricing Sheet dated August 24, 2009 relating to
Amendment No. 1 dated August 10, 2009 to
Preliminary Terms No. 161 dated August 7, 2009 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities
Protected Absolute Return Barrier Notes due August 29, 2011
Based on the Price of Shares of the iShares® MSCI EAFE Index Fund
PRICING TERMS – AUGUST 24, 2009
Issuer:	Morgan Stanley
Aggregate principal amount:	$2,584,800
Stated principal amount:	$10 per note
Issue price:	$10 per note (see “Commissions and Issue Price” below)
Pricing date:	August 24, 2009
Original issue date:	August 31, 2009 (5 business days after the pricing date)
Maturity date:	August 29, 2011
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Maturity redemption amount:	$10 + supplemental redemption amount (if any)
Supplemental redemption amount:	▪ If at all times during the observation period the share price is within the price range, $10 times the absolute price return; or
▪ If at any time on any day during the observation period the share price is outside the price range, $0.
Maximum potential payment:	Due to the price range, the maximum potential payment at maturity will be:
▪ If the final share price increases from the initial share price: $12.70 per note (127% of the stated principal amount); or
▪ If the final share price decreases from the initial share price: $11.70 per note (117% of the stated principal amount)
The actual maximum potential payment at maturity will depend on the actual price range, which will be determined on the pricing date.
Observation period:
The period of regular trading hours on each trading day on which there is no market disruption event with respect to the underlying shares, beginning on, and including, the trading day following the pricing date and ending on, and including, the valuation date.

Share price:
At any time on any day during the observation period, the price of one underlying share, published at such time on such day on Bloomberg under ticker symbol “EFA” or any successor symbol, times the adjustment factor at such time on such day.

Price range:	Any share price that is:
▪ greater than or equal to: $43.4422, which is the initial share price x 83%; and
▪ less than or equal to: $66.4718, which is the initial share price x 127%
Absolute price return:	Absolute value of: (final share price – initial share price) / initial share price
Initial share price:	$52.34, which is the closing share price on the pricing date
Final share price:	The closing share price on the valuation date times the adjustment factor on such date
Valuation date:	August 24, 2011, subject to postponement for non-trading days and certain market disruption events.
Adjustment factor:`	1.0, subject to adjustment in the event of certain events affecting the underlying shares
Interest:	None
CUSIP:	617484506
ISIN:	US6174845064
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	$10	$0.175	$9.825
Total	$2,584,800	$45,234	$2,539,566
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $9.925 per note.  Please see “Syndicate Information” on page 7 of the accompanying amendment no. 1 to preliminary terms for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for protected absolute return barrier notes.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY TERMS DESCRIBING THE OFFERING AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

  Amendment No. 1 dated August 10, 2009 to Preliminary Terms No. 161 dated August 7, 2009
  Prospectus Supplement for Protected Absolute Return Barrier Notes dated August 20, 2009
  Prospectus dated December 23, 2008

THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.